Exhibit 99.1

From: Norman J Nemoy

Sent: Tuesday, August 5, 2014 1:23 PM

To: Paul Clark; Jeff M. Nugent; James Talevich; Moll,Fred; Federico Pignatelli; Michael Carroll

Subject: Biolase Board

Gentlemen,

This letter shall constitute my resignation,effective immediately, as a Director of Biolase,Inc..

It is my feeling that the actions taken by the majority of the current Board.has led to the disenfranchisement of the stockholders in the company.

Sincerely,

Norman J Nemoy MD